CUSIP No. 8481L100
Exhibit 19

Joint Filing Agreement to Amendment No. 9 Pursuant to Rule 13d-1(k)

This "Joint Filing Agreement" is made pursuant to Rule 13d-l(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by and among the parties listed below, each a "Joint Filer."

The Joint Filers agree that this Amendment No. 9 to the Statement on Schedule 13D, to which this Joint Filing Agreement is an exhibit (the "Amendment"), may be filed on each of their behalf and that the Amendment may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1(k) of the Exchange Act.

IN WITNESS WHEREOF, each of the Joint Filers hereby execute this Joint Filing Agreement as of December 21, 2018.

MF Ventures, LLC

By:	/s/ Victor B. MacFarlane
Name: Victor B. MacFarlane
Title: Manager

Victor B. MacFarlane

/s/ Victor B. MacFarlane

Thaderine D. MacFarlane

/s/ Thaderine D. MacFarlane